UNITED STATES
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PENWEST PHARMACEUTICALS CO.
(Name of Registrant as Specified In Its Charter)

TANG CAPITAL PARTNERS, LP
TANG CAPITAL MANAGEMENT, LLC
KEVIN C. TANG
PERCEPTIVE LIFE SCIENCES MASTER FUND LTD.
PERCEPTIVE ADVISORS LLC
JOSEPH EDELMAN
ANDREW D. LEVIN, M.D., Ph.D.

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On March 16, 2009, Tang Capital Partners, LP and Perceptive Life Sciences Master Fund Ltd. issued the following press release:

Contact Information:

Kevin C. Tang
Tang Capital Management, LLC
(858) 200-3830

Joseph Edelman
Perceptive Advisors LLC
(646) 205-5320

Peter J. Casey
The Altman Group
(866) 620-7619

FOR IMMEDIATE RELEASE

TANG CAPITAL PARTNERS, LP AND PERCEPTIVE LIFE SCIENCES
MASTER FUND LTD. ISSUE LETTER TO FELLOW SHAREHOLDERS

SAN DIEGO & NEW YORK – March 16, 2009 – Tang Capital Partners, LP (“Tang Capital”) and Perceptive Life Sciences Master Fund Ltd. (“Perceptive”) today announced that they have issued a letter to fellow shareholders of Penwest Pharmaceuticals Co. (NASDAQ: PPCO).  The text of the letter follows.

Tang Capital Partners, LP
4401 Eastgate Mall
San Diego, CA  92121

Perceptive Life Sciences Master Fund Ltd.
499 Park Avenue, 25th Floor
New York, NY  10022

March 16, 2009

Dear Fellow Penwest Shareholder:

Tang Capital Partners, LP and its affiliates (“Tang Capital”) and Perceptive Life Sciences Master Fund Ltd. and its affiliates (“Perceptive”) are the two largest shareholders of Penwest Pharmaceuticals Co. (“Penwest” or the “Company”) and together own 42% of the Company’s outstanding common stock. We have some serious concerns about the conduct of Penwest’s Board of Directors and will soon be sending you proxy materials and asking for your support on a number of matters at the 2009 Annual Meeting. Specifically, we will be seeking your vote on: (a) the election of our three nominees to the Board of Directors; (b) a referendum on the future direction of the Company; and (c) bylaw amendments that will require the Board to be more responsive and accountable to the wishes of Penwest’s shareholders. Having become frustrated by the Board’s actions and obstructionist tactics over the past several months, we are undertaking this proxy contest only as a last resort.

Our Experience Evaluating and Governing Life Sciences Companies

Tang Capital and Perceptive are both investment funds that focus exclusively on the health care industry.  The vast majority of both funds’ investment activities involve small-capitalization, pharmaceutical or biotechnology companies like Penwest.  Tang Capital has operated since 2002, and Perceptive has operated since 1999.  Kevin Tang, the Managing Director of Tang Capital’s general partner, has served as a director of several life sciences companies and currently is a director of A.P. Pharma, Inc. and Ardea Biosciences, Inc.  From 1993 to 2001, Mr. Tang held various positions at Deutsche Banc Alex. Brown, Inc., most recently serving as Managing Director and head of the firm’s life sciences research group.  Prior to founding Perceptive, Joseph Edelman, the Managing Member of its investment manager, was a Senior Analyst at Paramount Capital from 1994 to 1999 and the Senior Biotechnology Analyst at Prudential Securities from 1990 to 1994.

Our Interest Is Aligned with Yours

First and foremost, we assure you that our interest is aligned with yours.  To state it plainly, we have one interest in mind, and that is to maximize the price of Penwest’s stock so that we can maximize the return on our investment.  Like you, we have invested precious capital to obtain our equity position.  Penwest’s contention in its March 12, 2009 letter to shareholders that Tang Capital’s interests are not aligned with yours because its cost basis is low is absurd; Tang Capital and Perceptive alike are interested in achieving the maximum value for their shares going forward.  Together, Tang Capital and Perceptive have invested more than $45 million in the common stock of Penwest over a period of approximately two years.

By contrast, as outlined in our March 3, 2009 letter to Penwest’s Board of Directors, the officers and directors of Penwest have invested virtually nothing in Penwest’s stock since July 1, 2003.  To make matters worse, this group has actually realized $2.2 million in profits from the sale of Penwest stock obtained through the exercise of incentive and non-statutory stock options and restricted stock grants during this period.  All the while, this group continues to benefit from considerable cash compensation from the Company, which has amounted to more than $6.5 million during this period.  Thus, it appears that it is the interests of the Board and management that are not aligned with yours.

Your Board’s Response to Our Last Plea for Action

In our March 3, 2009 letter to Penwest’s Board, we asked that it stop wasting corporate assets and substantially wind down the Company’s operations so that the Company’s shareholders may realize the full value of the Opana ER royalty income stream.  We also asked that it confirm that our January 12, 2009 notice that we intend to nominate three persons for election to the Board of Directors at the 2009 Annual Meeting complies with Penwest’s advanced notice bylaw provisions.  Penwest’s Board has chosen to do neither.

Instead, as outlined in a March 12, 2009 press release and Form 8-K, Penwest has reinstated a shareholder rights plan, or “poison pill,” to prevent Tang Capital and Perceptive from acquiring more Penwest stock and to prevent any other shareholder from acquiring more than 15% of Penwest’s outstanding stock.  Once again, instead of taking actions to preserve shareholder value, Penwest’s Board is taking action to further entrench itself against the wishes of its shareholders.  Importantly, we are not alone in our view that poison pills are not in the best interests of shareholders.  Major proxy advisory services, including Glass Lewis & Co. and RiskMetrics Group, are squarely against them.  In its Proxy Paper Policy Guidelines for U.S. Companies, Glass Lewis states that, “poison pill plans generally are not in the best interests of shareholders.”  In its 2008 Proxy Report on Penwest specifically, RiskMetrics Group deemed the presence of the Company’s poison pill as a negative governance factor.

In its March 12, 2009 letter to shareholders, Penwest indicates that Perceptive’s increase in ownership position in spring 2008 triggered change-of-control limitations under Section 382 of the Internal Revenue Code that caused Penwest to lose significant net operating loss carryforwards and R&D tax credits.  You should know that Penwest, on March 5, 2008 and again on March 20, 2008, twice amended its then-existing poison pill specifically to allow Perceptive to increase its ownership position ultimately to 21.9% of the Company’s outstanding common stock.  It is these amendments, which were recommended by management and approved by the Board, that allowed Perceptive to increase its position to a level that exceeded the threshold required to trigger the change-of-control limitation.  Management states that “institutional investors like Perceptive must be aware of these tax rules,” and in hindsight faults Perceptive for “destroying value” by limiting Penwest’s tax assets.  In fact, it is the Company’s management and Board that, through the recommendation and approval of the poison pill amendments, allowed this limitation to be triggered.  Therefore, they should be held solely responsible for the “value destruction.”

Insist that Your Board Lets the Shareholders Decide

We believe that the majority of shareholders share our view that our recommended actions are in their best interests.  Penwest’s Board apparently disagrees.  In its March 12, 2009 letter to shareholders, Penwest’s Board states that “many shareholders have told us that they firmly believe these two shareholders do not represent their interests and the Company should continue executing on its strategy for 2009.”

As we outlined in our March 3, 2009 letter, we plan to find out the truth.  Specifically, we intend to bring to a vote of the shareholders at the 2009 Annual Meeting a referendum on the future direction of the Company.  In this referendum, we will ask shareholders whether they believe that Penwest should take prompt and thoughtful action to preserve shareholder value by immediately winding down substantially all of the Company’s operations so that the full value of the Opana ER royalty income stream will be retained for the benefit of shareholders.  We believe that this referendum vote will demonstrate in a highly quantitative and rigorous manner that the majority of Penwest’s shareholders are in favor of the actions we are advocating.

We herein ask our fellow Penwest shareholders to: (a) urge Penwest’s Board to convene its 2009 Annual Meeting as soon as possible so that the referendum vote can be taken; and (b) insist that Penwest’s Board honor the results of this referendum vote by immediately taking the actions requested should a majority of shareholders vote for them.

With respect to this last point, you should know that adoption of our proposals is not assured even in the case of an overwhelming vote in their favor, and, therefore, your insistence that the Board honor the wishes of shareholders is critical.  This is because your company has a classified, or “staggered,” board, which means that only a minority of directors, in this case three of nine, stand for election each year.  As a result, even with a vote of an overwhelming majority of shareholders, it is not possible to replace a majority of the Board and, therefore, ensure a change in the Company’s direction, until the second of two annual shareholder meetings.  As this represents yet another mechanism for management entrenchment and evasion of accountability, proxy advisory firms universally frown on these provisions.  In its Proxy Paper Policy Guidelines for U.S. Companies, Glass Lewis & Co. states that, “Glass Lewis favors the repeal of staggered boards and the annual election of directors.  We believe staggered boards are less accountable to shareholders than boards that are elected annually.  Furthermore, we feel the annual election of directors encourages board members to focus on shareholder interests.”  In a similar vein, RiskMetric Group’s U.S. Proxy Voting Manual states, “a classified board tips the balance of power too much toward incumbent management at the price of potentially ignoring shareholder interests.”

Background on Our Position

Below, we summarize why we believe that the actions we are advocating are in the best interests of shareholders.  We also refer you to our press release dated March 3, 2009 and the letter to the Penwest Board enclosed therein for a more complete discussion of our position.

Tang Capital and Perceptive continue to believe that there is significant value in the royalty income stream on Opana ER that Penwest receives from licensee Endo Pharmaceuticals (“Endo”).  Opana ER had net sales in 2008 of approximately $140 million-$145 million, up approximately 63-70% year-over-year.  Net of a royalty holiday and development cost recoupments, Penwest, by our estimates, will earn royalties at an effective rate of approximately 11-12% in 2009 and 21-23% in 2010, resulting in royalty income of approximately $19 million-$25 million this year and $45 million-$55 million next year, depending on sales growth.

To be clear, this income stream is substantially passive and requires negligible resources from Penwest.  According to Penwest’s licensing agreement with Endo dated April 2, 2002 and amended January 7, 2007 and July 14, 2008, Penwest must supply Endo sufficient quantities of formulated TIMERx (the extended release technology for Opana ER), the fully-burdened cost of which is reimbursed by Endo.  Furthermore, at the option of Penwest, a contract manufacturer may be used to produce the required supply of TIMERx, also at Endo’s cost.

We believe that this passive income stream, the capital from which could eventually be distributed to shareholders, is instead being wasted on “overhead” and A0001, a single drug candidate in early-stage development that, in our view, is not worth developing.  According to financial guidance provided in its March 4, 2009 press release, Penwest is planning for 2009 revenues (almost all of which are derived from the Opana ER royalty) of $22 million-$24 million, 2009 operating expenses of $21 million-$24 million, and a 2009 net loss of $1 million-$3 million.  Based on this guidance and figures provided in Penwest’s December 2008 corporate presentation, we estimate that Penwest is planning for 2009 cash spend of $14 million-$16 million on “overhead” and $4 million on “programs” associated with A0001.

Questions You May Wish to Ask Management

In evaluating the credibility of management and the reasonableness of its business plan, we urge you to seek answers to the following questions.  Most of these questions were raised in our March 3, 2009 letter, and yet management has chosen not to respond to any of them.

1.
Why is it a good use of shareholder capital for a company with a single compound in active development that is only in Phase 1 to spend $14 million-$16 million on “overhead?”  There simply is no rational explanation.

2.
If the officers and directors are so convinced that the shareholder capital they continue to spend will generate a positive return, why has none of them invested his/her own capital in Penwest’s stock over the past five years?  Actions speak louder than words.

3.
Why does management continue to say that the identity of A0001 has not been disclosed when it is on a public website?  Penwest management, as recently as March 4, 2009 on Penwest’s quarterly conference call, continues to state that the chemical identity of A0001 “has not been made public…but it is not a vitamin E derivative.”  As indicated in our March 3, 2009 letter, according to the FDA’s “List of Orphan Designations and Approvals” (http://www.fda.gov/orphan/designat/list.xls, row 181), A0001 is alpha-tocopheryl quinone.  Is management unaware that the identity of the only drug candidate Penwest has in active development is indeed disclosed?  Or, worse, has management been purposely attempting to hide A0001’s identity?

4.
How would a vitamin derivative or vitamin metabolite with no patent protection be a commercially viable drug?  Contrary to management’s statements, alpha-tocopheryl quinone is a vitamin E derivative.  Specifically, according to peer-reviewed scientific literature, alpha-tocopheryl quinone is oxidized vitamin E or a metabolite of vitamin E [1, 2, 3].  Its structure has been known for seven decades, as has its role as an oxidized derivative of vitamin E [4].  Neither Penwest nor its licensor, Edison Pharmaceuticals, Inc. (“Edison”) has any issued patent covering either the composition or the use of alpha tocopheryl quinone for the treatment of mitochondrial diseases.  Furthermore, a competitor, Santhera Pharmaceuticals (“Santhera”), has a U.S. patent, issued more than 8 years ago, that claims the use of derivatives of coenzyme Q for the treatment of mitochondrial diseases and could be asserted as encompassing alpha-tocopheryl quinone [5].

5.
As an indicator of how Penwest spends its shareholders’ capital, did Penwest get its money’s worth in its deal with Edison? Under its agreement with Edison, Penwest has paid Edison $7.5 million, including a $1.0 million upfront payment, a $1.0 million loan to Edison that Penwest immediately wrote off through an impairment charge for its full value, and $5.5 million in research funding over the 18-month period ending December 31, 2008.  Since there is no intellectual property covering alpha-tocopheryl quinone, what did Penwest get in return for the upfront fee and loan?  The $5.5 million in research funding was intended for the discovery of follow-on compounds that would be patentable new chemical entities.  Have such follow-on compounds materialized?

6.
How would A0001 be competitive in the marketplace, or even be able to make it to market in a timely fashion, should Santhera’s idebenone be successful?  Santhera’s idebenone, currently in Phase 3 clinical trials, is many years ahead of A0001 in development.  If idebenone is proven effective and approved, would it not significantly complicate the development of A0001 and limit its market potential as outlined in our March 3, 2009 letter?

7.
Why would A0001 still be worth pursuing if idebenone fails to show efficacy?  A0001 is chemically similar to idebenone and both A0001 and idebenone are chemical analogues of the same prototype molecule (coenzyme Q).  Hence, what would be the rationale to continue A0001’s development if idebenone does not demonstrate efficacy in its Phase 3 trials?

8.
How will proof of concept and “value creation” be achieved in Phase 2a when biomarkers of oxidative stress have been invalidated as surrogate end points?  As stated in its March 12, 2009 letter to shareholders, management continues to contend that it will “gain a better understanding of proof of concept” through its Phase 1b and 2a clinical trials planned for this year.  As we outlined in our March 3, 2009 letter, the class of biomarkers that Penwest plans to measure in its Phase 2a trial, namely markers of oxidative stress, have actually been invalidated as surrogate end points for mitochondrial diseases by Santhera’s clinical experience with idebenone.  Hence, how will proof of concept and “value creation” be achieved short of data on clinical outcomes, which are many years and tens of millions of dollars away?

9.
If the officers and directors are so convinced of the merits of the A0001 development program, why do they not accept our win-win proposition and take it free of cost?  We continue to be disappointed in the directors’ and officers’ determination to spend shareholders’ capital without any commitment to spend their own.  In our March 3, 2009 letter, we proposed that the Company enter into a transaction with these insiders whereby Penwest grants them or an entity they create rights to A0001 and any follow-on compounds, free of charge, in return for the spending reductions we are seeking.  Why are they not interested in this proposal?

In closing, we look forward to working with you, our fellow shareholders, to obtain answers to these and other important questions and, more importantly, to steer Penwest in a direction that will finally maximize shareholder value.

As soon as possible after Penwest’s Board establishes the dates for the 2009 Annual Meeting, we will be sending you our proxy materials.  In the meantime, please do not send back any proxy card you receive from Penwest management.  If you have any questions, please do not hesitate to call our proxy solicitations agent, The Altman Group, toll free at (866) 620-7619.

Sincerely,

Tang Capital Partners, LP By: Tang Capital Management, LLC, its general partner

By:	/s/ Kevin C. Tang
Kevin C. Tang
Managing Director

Perceptive Life Sciences Master Fund Ltd. By: Perceptive Advisors LLC, its investment manager

By:	/s/ Joseph Edelman
Joseph Edelman
Managing Member

_____________________

1.
International Union of Pure and Applied Chemistry and International Union of Biochemistry and Molecular Biology (IUPAC-IUB) Joint Commission on Biochemical Nomenclature.  “Nomenclature of Quinones with Isoprenoid Side-Chains.”  European Journal of Biochemistry 53 (1975): 15-18.  Table 3 on page 17 labels alpha-tocopheryl quinone as “oxidized vit. E.”

2.
Wu, J.H. and Croft, K.D. “Vitamin E Metabolism.”  Molecular Aspects of Medicine 28 (2007): 437-452.  Page 438, “…the literature regarding the two major classes of known vitamin E metabolites, the tocopheryl quinones (TQ), and the carboxy-ethyl-hydroxychromans (CEHC).”

3.
Brigelius-Flohe, R. and Traber, M.G.  “Vitamin E: function and metabolism.”  The FASEB Journal 13 (1999): 1145-1155.  Pages 1150-1151, “The main hepatic oxidation product [of vitamin E] was described as alpha-tocopheryl quinone…”

4.
John, W. et al.  “Über einige Oxydationsprodukte der Tokopherole und analoger einfacher Modellkörper.  6.  Mitteilung über Antisterilitätsfaktoren (Vitamin E).”  Hoppe-Seyler's Zeitschrift für physiologische Chemie 257 (1939): 173-189.

5.
Rustin, P. and Rotig, A.  “Quinone Derivatives for Treating or Preventing Diseases Associated with Iron Overload.”  U.S. Patent 6,133,322; filed May 20, 1999 and issued October 17, 2000.  Claim 1 states, “A method of treating or preventing a disorder resulting from mitochondrial dysfunction induced by iron overload comprising administering an effective amount of an ubiquinone derivative.”  Ubiquinone is a synonym for coenzyme Q.

* * * *

ABOUT TANG CAPITAL PARTNERS, LP

Tang Capital Partners, LP is an investment fund that invests in health care companies. Tang Capital Partners, LP and its affiliates currently own 21.1% of the outstanding common stock of Penwest Pharmaceuticals Co.

ABOUT PERCEPTIVE LIFE SCIENCES MASTER FUND LTD.

Perceptive Life Sciences Master Fund Ltd. is an investment fund that invests in life sciences companies. Perceptive Life Sciences Master Fund Ltd. and its affiliates currently own 20.5% of the outstanding common stock of Penwest Pharmaceuticals Co.

Important Information

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT RELATED TO THE SOLICITATION OF PROXIES BY TANG CAPITAL PARTNERS, LP AND PERCEPTIVE LIFE SCIENCES MASTER FUND LTD. FROM THE STOCKHOLDERS OF PENWEST PHARMACEUTICALS CO. FOR USE AT ITS ANNUAL MEETING, WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. THE PROXY STATEMENT, ALONG WITH OTHER RELEVANT DOCUMENTS, WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S ("SEC") WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT WHEN AVAILABLE WITHOUT CHARGE UPON REQUEST.

Tang Capital Partners, LP, Tang Capital Management, LLC, Kevin C. Tang, Andrew D. Levin, M.D., Ph.D., Perceptive Life Sciences Master Fund Ltd., Perceptive Advisors LLC and Joseph Edelman may be deemed to be participants in any solicitation in connection with the director nominations and other proposals made by Tang Capital Partners, LP and Perceptive Life Sciences Master Fund Ltd. Information about them and their beneficial ownership of Penwest shares may be obtained from Schedules 13D filed with the SEC by them in respect to Penwest, as the same may be amended. Such Schedules 13D and amendments thereto are available at no charge at the SEC's website at http://www.sec.gov.

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